Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Thomas A. H. White 423 294 8996
Madhavi Venkatesan 423 294 1630

Unum Group Chief Financial Officer to Adopt 10b5-1 Plan

Chattanooga, Tenn. (Aug. 24, 2007) – Unum Group (NYSE: UNM) announced today that Robert Greving, Unum Group’s Chief Financial Officer and Chief Actuary has adopted a prearranged trading plan in accordance with guidelines specified by Rule 10b5-1 of the Securities and Exchange Act of 1934, in conjunction with company-specific policies with respect to insider sales.

Rule 10b5-1 permits officers and directors to enter into prearranged plans for the sale of held stock provided that the plan is entered into only when the officer or director is not in possession of material, nonpublic information. The adoption of Rule 10b5-1 may be used for financial planning purposes and to gradually diversify investment portfolios over a period of time.

Pursuant to the Rule 10b5-1 plan as implemented, Mr. Greving will sell up to 2,750 shares of common stock per quarter in each of four quarters beginning in the fourth quarter of 2007 (for a total of 11,000 shares of common stock).

#    #    #

About Unum

Unum (www.unum.com), formerly UnumProvident, is one of the leading providers of employee benefits products and services in the United States and the United Kingdom. Through its subsidiaries, Unum provided $6.2 billion in total benefits to customers in 2006.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.